Exhibit 99.1

Behringer Harvard Finalizes Chicago Portfolio Acquisition

Chicago holdings now total more than 4 million square feet

DALLAS, November 5, 2007 — Behringer Harvard announced today that it has completed the purchase of four office properties located in the central business district of Chicago, Illinois. The portfolio consists of the following: One Financial Place, located in the city’s South Loop, 10 South Riverside Plaza, 120 South Riverside Plaza, and 200 South Wacker Drive, all of which are located in the West Loop.

“These premier properties are well-positioned to create long-term value in our flagship core office REIT,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “In addition, their clustered location should provide us with economies of scale for the execution of day-to-day property management activities.”

Behringer Harvard REIT I, Inc. acquired the portfolio from affiliates of Boston-based Beacon Capital Partners, as originally announced on August 15. The deal adds approximately 3.2 million square feet of rentable office space to Behringer Harvard’s Chicago holdings, which will now total approximately 4.4 million square feet.

Chicago is the third-largest U.S. city with the second-largest concentration of Fortune 500 companies. The MasterCard Worldwide Center of Commerce index recently named Chicago the fourth-most-important business center in the world.

One Financial Place is a trophy office property that offers approximately 1 million square feet of rentable space in a 39-story tower. The southern anchor of Chicago’s largest financial exchange complex, One Financial Place connects to the Chicago Board of Options Exchange (CBOE), which in turn is connected to the Chicago Board of Trade (CBOT).  One Financial Place also houses the Chicago Stock Exchange. Other tenants include Goldman Sachs, Morgan Stanley, Merrill Lynch, and Man Financial.

The 10 and 120 South Riverside Plaza complex is comprised of twin 21-story, high-rise office buildings. The approximate 1.4 million square feet of office and retail space is located immediately north of another Behringer Harvard REIT I asset, 222 South Riverside Plaza, which was purchased from a Beacon affiliate in 2006. Tenants of 10 South Riverside are Zurich American; Blackman, Kallick, Bartelstein; DRW Investments; and Ennis Knupp. Tenants of 120 South Riverside are CDW, Arnstein & Lehr, Welsch & Katz, and Transunion.

Just across the Chicago River from 222 Riverside is 200 South Wacker Drive, a premier 40-story office tower located at Wacker Drive and Adams Street. Renovated this year, the property contains approximately 750,000 square feet of rentable space. Tenants include Boston Consulting Group, Orbitz.com, and B.C. Ziegler.

These assets are being acquired by Behringer Harvard REIT I, Inc., which also owns 37 other assets in 16 states and Washington, D.C.

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About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate program opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Jasmine Bouyer Richards Partners Jasmine Bouyer @richards.com 214.891.5817	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President — Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

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